Exhibit 99.1

Company contacts:
Steve Shattuck
WD Public Relations
949.672.7817
Steve.shattuck@wdc.com
Bob Blair
WD Investor Relations
949.672.7834
robert.blair@wdc.com
FOR IMMEDIATE RELEASE:
WD APPOINTS LEN LAUER TO BOARD OF DIRECTORS
Lauer Brings Deep Consumer and Technology Industry Insight
LAKE FOREST, Calif. — Aug. 31, 2010 — Western Digital Corp. (NYSE: WDC) today announced that it has appointed Len J. Lauer to its board of directors. Lauer, who currently serves Memjet as president, CEO and director, brings to WD deep experience with large, multi-national public technology companies and consumer products markets. He will serve on WD’s board until the annual meeting of shareholders in Nov. 2010, when he will stand for election to a full term. With this appointment, membership on the WD board stands at 11, including 10 non-executive directors.
     Thomas Pardun, WD chairman of the board, said, “Len Lauer’s extensive experience in wireless technologies and consumer markets will further strengthen WD’s board leadership in areas that are very important to our growing company. His executive experience with large global companies will help broaden the perspective shaping WD’s ongoing focus on diversification and sustained, profitable growth.”
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WD APPOINTS LEN LAUER TO BOARD OF DIRECTORS

     Prior to joining Memjet, a color printing technology company, in January 2010, Lauer was executive vice president and chief operating officer of Qualcomm, Inc. from August 2008 through December 2009, and served in other senior executive positions with the company since 2006. Prior to his tenure at Qualcomm, he held senior executive positions, including chief operating officer, of Sprint companies since September 2000. Lauer also served in several executive positions at Bell Atlantic Corp. and spent the first 13 years of his business career at IBM in various sales and marketing positions. He currently is a director of H&R Block, Inc.
About WD
     WD, one of the storage industry’s pioneers and long-time leaders, provides products and services for people and organizations that collect, manage and use digital information. The company designs and produces reliable, high-performance hard drives and solid state drives that keep users’ data accessible and secure from loss. Its advanced technologies are configured into applications for client and enterprise computing, embedded systems and consumer electronics, as well as its own consumer storage and media products.
     WD was founded in 1970. The company’s storage products are marketed to leading OEMs, systems manufacturers, selected resellers and retailers under the Western Digital® and WD brand names. Visit the Investor section of the company’s website (www.westerndigital.com) to access a variety of financial and investor information.
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Western Digital, WD, and the WD logo are registered trademarks in the U.S. and other countries. Other marks may be mentioned herein that belong to other companies. All other brand and product names mentioned herein are the property of their respective companies.